Exhibit 10.4

[Executive Name]

Personal & Confidential

September 1, 2021

Dear [Executive]:

SUBJECT: 2021 Short-Term Incentive (“STI”) Participation Letter

You are a valuable member of Diamond Offshore and your continued employment is important to the Company’s future success. As such, you have been designated as a participant in the 2021 Executive Short-Term Incentive Plan (the “Plan”). This letter provides a summary of the Plan, so please read carefully.

I.	Plan Summary

The Compensation Committee recently approved the Plan for the Company’s executive leadership team members. The Plan target amount will be calculated on the participant’s salary prior to the August 2021 salary reduction. Additional details are outlined below.

A.	Program Duration: Six-month performance period, effective July 1, 2021 to December 31, 2021.

B.	Performance Goal: Adjusted Free Cash Flow for the six-month performance period. The specific Threshold, Target and Stretch goals are set forth in Table 1 on Exhibit A.

C.

Payout Details: Payout amount is based on the achievement of the Performance Goal; the actual Plan payment may vary from 0 % to 150% of the Plan Target payment. You will be entitled to a Plan payment only upon achievement of results equal to or greater than the Threshold level of the Performance goal as described in Table 1. Promptly after the end of the performance period and as soon as financial results are available, the Compensation Committee will review the applicable performance goal achievement level and approve the Plan amount payable to each participant.

D.

Payment Timing: If no Change in Control (CIC) of the Company occurs prior to December 31, 2021, payment will occur as soon as administratively possible upon Compensation Committee approval, but no later than 10 business days following committee approval.

E.

Termination Provisions if no CIC: In the absence of a CIC occurring prior to December 31, 2021, if a participant is terminated by the Company without Cause or his employment is terminated as the result of his death or Disability, in each case before December 31, 2021, then the participant will be eligible to receive a Plan payout prorated from July 1, 2021 to the date of termination consistent with achievement against the Plan’s performance goals.

F.

CIC Provisions: If a CIC occurs prior to December 31, 2021, any participant who is terminated by the Company or the combined company without Cause or whose employment is terminated as the result of his death or Disability, in each case before 31 December 2021, will not be eligible for a Plan payout. If a CIC occurs prior to December 31, 2021, any participant who is not terminated by the Company or the combined company without Cause before December 31, 2021 or whose employment is not terminated as the result of his death or Disability before December 31, 2021, will remain eligible for a Plan payout consistent with achievement against the Plan’s performance goals.

G.	Other Terminations: Any participant who is terminated with Cause at any time or who voluntarily resigns before December 31, 2021 will not be eligible for a Plan payout.

II.	Bonus Payment

Outlined are your Plan award details.

2021 Short-Term Incentive*
Threshold-Target-Stretch
Person Name	Title	Base Salary	Annual Short Term Incentive Threshold (50%)	Annual Short Term Incentive Target (100%)	Annual Short Term incentive Stretch (150%)
[Executive Name]	[Executive Title]	[xx]	[xx]	[xx]	[xx]

*	Prorated bonus over six-month period, July 2021 to Dec 2021.

Congratulations on participating in the 2021 Executive Short-Term Incentive Plan.

Regards,

/s/ Bernie Wolford, Jr.

Bernie Wolford, Jr.

President & CEO

Personal & Confidential	Page 2 of 3

Exhibit A

[Performance goal threshold levels and calculation] [Omitted]

Personal & Confidential	Page 3 of 3